Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-160507, 333-183721, 333-239020 and 333-288030 on Form S-8 of Waters Corporation of our report dated December 11, 2025, relating to the combined financial statements of the Biosciences and Diagnostic Solutions Business of Becton, Dickinson and Company as of September 30, 2025 and 2024 and for each of the three years in the period ended September 30, 2025, which appear in Amendment No. 1 to the Registration Statement (No. 333-292087) on Form S-4 of Waters Corporation and are incorporated by reference in this Current Report on Form 8-K of Waters Corporation.

/s/ Ernst & Young LLP

New York, New York

February 8, 2026